[LETTERHEAD OF FRIED, BIRD & CRUMPACKER, P.C.]




         September 21, 2001


Business Bancorp
140 South Arrowhead Avenue
San Bernardino, California 92408

                  Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") which you are filing with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the up to 1,873,370 shares of the common stock, without par value (collectively, the "Shares"), of Business Bancorp (the "Company") which are proposed to be issued in connection with the merger ("Merger") of a MCB Financial Corporation with and into the Company.

         In connection with this opinion, we have examined such documents and records including the Registration Statement on Form S-4 relating to the Shares as we have deemed relevant under the circumstances.

         In making the aforesaid examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies.

         Based on the foregoing, it is our opinion that the Shares will, upon issuance thereof in the manner described in the Registration Statement, be duly authorized, legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                              Very truly yours,

                                              /s/ Fried, Bird & Crumpacker, P.C.